Exhibit 5.1

20 October 2021

To:	Board of Directors

Seagate Technology Holdings plc

38/39 Fitzwilliam Square West

Dublin 2

D02 NX53

Re:	Seagate Technology Holdings plc - Form S-8 Registration Statement

Ladies and Gentlemen,

1.	Basis of Opinion

1.1

We are acting as Irish counsel to Seagate Technology Holdings plc, registered number 606203, a public company limited by shares, incorporated under the laws of Ireland, with its registered office at 38/39 Fitzwilliam Square West, Dublin 2 (the “Company”), in connection with the registration statement on Form S-8 to be filed by the Company with the United States Securities and Exchange Commission (the “SEC”) on or around the date hereof (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), with respect to 21,872,822 ordinary shares with a nominal value US$0.00001 per share of the Company (the “Ordinary Shares”), of which 14,059,525 Ordinary Shares plus up to 7,813,297 Ordinary Shares subject to share awards under the Amended and Restated Seagate Technology Holdings public limited company 2012 Equity Incentive Plan (as amended) to the extent they expire or have been cancelled or reacquired by the Company prior to vesting or exercise (in the aggregate, the “Shares”) may be issued under the Seagate Technology Holdings plc 2022 Equity Incentive Plan (the “2022 Plan”).

1.2

This Opinion is confined to and given in all respects on the basis of the laws of Ireland (meaning Ireland exclusive of Northern Ireland) in force as at the date hereof as currently applied by the courts of Ireland. We have made no investigation of and we express no opinion as to the laws of any other jurisdiction or the effect thereof. In particular, we express no opinion on the laws of the European Union as they affect any jurisdiction other than Ireland. We have assumed without investigation that insofar as the laws of any jurisdiction other than Ireland are relevant, such laws do not prohibit and are not inconsistent with any of the obligations or rights expressed in the plan documents in respect of the 2022 Plan (as set out in the Schedule, the “2022 Plan Documents”) or the transactions contemplated thereby.

1.3	This Opinion is also strictly confined to:

(a)	the matters expressly stated herein at paragraph 2 below and is not to be read as extending by implication or otherwise to any other matter;

(b)	the 2022 Plan Documents (as set out in the Schedule); and

(c)	the Searches (as defined at 1.7 below),

and is subject to the assumptions and qualifications set out below.

1.4	We express no opinion, and make no representation or warranty, as to any matter of fact or in respect of any documents which may exist in relation to the 2022 Plan other than the 2022 Plan Documents.

1.5

In giving this Opinion, we have relied upon the Corporate Certificate (as defined in the Schedule to this Opinion) and the Searches and we give this Opinion expressly on the terms that no further investigation or diligence in respect of any matter referred to in the Corporate Certificate or the Searches is required of us.

1.6	For the purpose of giving this Opinion, we have examined and relied on copies sent to us by email in pdf or other electronic format of the 2022 Plan Documents.

1.7	For the purpose of giving this Opinion, we have caused to be made legal searches against the Company on 20 October 2021 (together the “Searches”):

(a)

on the file of the Company maintained by the Registrar of Companies in the Irish Companies Registration Office for mortgages, debentures or similar charges or notices thereof and for the appointment of any examiner, receiver or liquidator;

(b)	in the Judgments Office of the High Court for unsatisfied judgments, orders, decrees and the like for the five years immediately preceding the date of the search; and

(c)	in the Central Office of the High Court for any proceedings and petitions filed in respect of the Company in the last two years.

1.8

This Opinion is governed by and is to be construed in accordance with the laws of Ireland as interpreted by the courts of Ireland at the date hereof. This Opinion speaks only as of its date. We assume no obligation to update this Opinion at any time in the future or to advise you of any change in law or change in interpretation of law which may occur after the date of this Opinion.

2.	Opinion

Subject to the assumptions and qualifications set out in this Opinion and to any matters not disclosed to us, we are of the opinion that:

2.1	the Company is a public company limited by shares, is duly incorporated and validly existing under the laws of Ireland and has the requisite corporate authority to allot and issue the Shares; and

2.2

when the Shares are allotted and issued (and, if required, paid for in cash) pursuant to and in accordance with the terms and conditions referred to or summarised in the applicable resolutions and the 2022 Plan, the Shares will be validly issued, fully paid up and non-assessable (which term means when used herein that no further sums are required to be paid by the holders thereof in connection with the allotment and issue of such Shares).

3.	Assumptions

For the purpose of giving this Opinion, we assume the following without any responsibility on our part if any assumption proves to have been untrue as we have not verified independently any assumption:

The Registration Statement and the 2022 Plan

3.1	when filed with the SEC, the Registration Statement will not differ in any material respect from the latest draft that we have examined;

3.2

that Shares issued pursuant to any awards under the 2022 Plan will be paid up in consideration of the receipt by the Company prior to, or simultaneously with, the issue of such Shares of cash at least equal to the nominal value of such Shares and any premium required to be paid up on the Shares pursuant to their terms of allotment and issue and that where Shares are allotted and issued under the 2022 Plan without the requirement for the payment of cash consideration by or on behalf of the relevant beneficiary, then such shares shall either be fully paid up by the Company or one of its subsidiaries within the time permitted by Section 1027(1) of the Companies Act 2014 (as amended) (the “Companies Act”) (and, in the case of the Company or a subsidiary incorporated in Ireland, in a manner permitted by Sections 82(6) and 1043(1) of the Companies Act or allotted and issued for consideration as set out in Section 1028(2) of the Companies Act);

3.3

that the filing of the Registration Statement with the SEC has been authorised by all necessary actions under all applicable laws (other than Irish law), including applicable U.S. federal and state securities law;

3.4	the Shares will be allotted and issued in the manner stated in the 2022 Plan;

3.5

that the exercise of any options and rights granted under the 2022 Plan and the allotment and issue of the Shares upon exercise of such options and rights (and the allotment and issue of the Shares in connection with any other awards granted under the 2022 Plan) will be conducted in accordance with the terms and the procedures described in the 2022 Plan and the applicable award agreement;

3.6	that the Company will comply with the reservation of Shares set forth in the 2022 Plan and adopted by the Board;

3.7

that at the time of the allotment and issuance of the Shares, such allotment and issuance shall not be in contravention or breach of any agreement, undertaking, arrangement, deed or covenant affecting the Company or to which the Company is a party or otherwise bound or subject;

3.8	that the Company has sufficient authorised but unissued share capital to allot and issue the required number of Shares to be delivered to the recipients of any awards granted under the 2022 Plan;

3.9

that, at the time of the allotment and issuance of the Shares, the authority of the Company and the directors of the Company to allot and issue the Shares, as provided for in the Companies Act and the Constitution (as defined in the Schedule), is in full force and effect and that the statutory pre-emption rights have been disapplied in respect of any allotment and issuance of the Shares;

3.10

that the Company will continue to renew its authority to allot and issue the Shares in accordance with the terms and conditions set out in the Constitution and the Companies Act and that, where such authority has not been renewed, the Company will not allot or issue the Shares after such authority has expired;

3.11	that from the date of the board resolutions set out in the Schedule, no other corporate or other action has been taken by the Company to amend, alter or repeal those resolutions;

Authenticity and bona fides

3.12

the completeness and authenticity of all documents submitted to us as originals or copies of originals and (in the case of copies) conformity to the originals of copy documents and the genuineness of all signatories (including electronic signatures), stamps and seals thereon;

3.13

where incomplete 2022 Plan Documents have been submitted to us or signature pages only have been supplied to us for the purposes of issuing this Opinion, that the originals of such 2022 Plan Documents correspond in all respects with the last draft of the complete 2022 Plan Documents submitted to us;

3.14

that the 2022 Plan Documents will be executed in a form and content having no material difference to the drafts provided to us, will be delivered by the parties thereto, and that the terms thereof will be observed and performed by the parties thereto;

3.15

that the copies produced to us of minutes of meetings and/or of resolutions correctly record the proceedings at such meetings and/or the subject matter which they purport to record and that any meetings referred to in such copies were duly convened, duly quorate and held, that those present at any such meetings were entitled to attend and vote at the meeting and acted bona fide throughout and that no further resolutions have been passed or other action taken which would or might alter the effectiveness thereof and that such resolutions have not been amended or rescinded and are in full force and effect;

3.16

that the Constitution of the Company effective as of 18 May 2021 is the current Constitution of the Company, is up to date and has not been amended or superseded and that there are no other terms governing the Shares other than the those set out in the Constitution of the Company;

3.17

that there is, at the relevant time of the allotment and issue of the Shares, no matter affecting the authority of the Directors to allot and issue the Shares, not disclosed by the Constitution or the resolutions produced to us, which would have any adverse implications in relation to the opinions expressed in this Opinion;

Accuracy of Searches and Warranties

3.18

the accuracy and completeness of the information disclosed in the Searches is accurate as of the date of this Opinion and that such information has not since the time of such search or enquiry been altered. It should be noted that:

(a)	the matters disclosed in the Searches may not present a complete summary of the actual position on the matters we have caused searches to be conducted for;

(b)

the position reflected by the Searches may not be fully up-to-date (and this risk may be higher while emergency measures introduced by the Irish Government in light of the COVID-19 pandemic remain in place); and

(c)

searches at the Companies Registration Office, Dublin, do not necessarily reveal whether or not a prior charge has been created or a resolution has been passed or a petition presented or any other action taken for the winding-up of or the appointment of a receiver or an examiner to the Company or its assets;

3.19	that there has been no alterations in the status or condition of the Company as disclosed by the Searches;

3.20	the truth, completeness and accuracy of all representations and statements as to factual matters contained in the 2022 Plan Documents;

Solvency and Insolvency

3.21	That:

(a)	the Company is at the date of this Opinion able to pay its debts within the meaning of Sections 509(3) and 570 of the Companies Act or any analogous provisions under any applicable laws; and

(b)

the Company will not as a consequence of doing any act or thing which the 2022 Plan Documents contemplate, permit or require any relevant party to do, be unable to pay its debts within the meaning of such Sections or any analogous provisions under any applicable laws.

3.22	That:

(a)	no liquidator, receiver or examiner or other similar or analogous officer has been appointed in relation to the Company or any of its assets or undertakings; and

(b)

no petition for the making of a winding-up order or the appointment of an examiner or any similar officer or any similar or analogous procedure in any jurisdiction has been presented in relation to the Company.

Commercial Benefit

3.23

that the 2022 Plan Documents have been entered into for bona fide commercial purposes, on arm’s length terms and for the benefit of each party thereto and are in those parties’ respective commercial interests and for their respective corporate benefit.

4.	Disclosure

This Opinion is addressed to you in connection with the Registration Statement being filed with the SEC. We hereby consent to the inclusion of this Opinion as an exhibit to the Registration Statement to be filed with the SEC. In giving this consent, we do not thereby admit that we are in a category of persons whose consent is required under Section 7 of the Securities Act.

Yours faithfully,

/s/ Arthur Cox LLP
ARTHUR COX LLP

SCHEDULE

The 2022 Plan Documents

1.	A copy of the form of the Registration Statement to be filed by the Company with the SEC on or about the date of this Opinion;

2.	Copy of the 2022 Plan;

3.

A copy of the form of the Employee Restricted Share Unit Agreement, Outside Directors Restricted Share Unit Agreement, Employee Stock Option Agreement and Performance Share Unit Agreement in respect of grants made under the Plan;

4.

A copy extract of the resolutions of the board of directors of the Company dated 27 July 2021 at which it approved, amongst other things: (i) the 2022 Plan and allotment and issuance of Shares thereunder; (ii) the approval of the filing of the Registration Statement with the SEC; and, (iii) the registration of the Shares[1];

5.

A copy extract of the written resolution of the sole member of the Company dated 14 May 2021 approving, amongst other things, the board of directors’ authority to allot shares in the Company up to an aggregate nominal amount equal to the authorized but unissued share capital of the Company as at the date of the resolution;

6.

A corporate certificate of the Secretary of the Company dated 20 October 2021 (the “Corporate Certificate”) certifying, among other things, the voting results regarding approval of the 2022 Plan by the shareholders of the Company at the general meeting of shareholders of the Company held on 20 October 2021, for reliance of the information and documents provided in connection to this opinion;

7.	A copy of the Constitution of the Company in the form adopted by resolution of the shareholders of the Company on 14 May 2021 and effective on 18 May 2021 (the “Constitution”);

8.	A copy of the Certificate of Incorporation of the Company dated 16 June 2017;

9.	A copy of the Certificate of Incorporation of Change of Name of the Company dated 10 February 2021;

10.	A copy of the Certificate of Incorporation on re-registration as a public limited company dated 16 February 2021; and

11.	Letter of Status from the Irish Companies Registration Office dated 20 October 2021.